EXHIBIT 4.(C).4
Norsk Hydro ASA
Executive Share Option
Plan 2002

1.	Part I — Plan Framework
Plan Name

1.1.	The Norsk Hydro Executive Share Option Plan 2002.

Plan Nature and Objectives

1.2.	The Plan is an option plan under which rights to receive the increase in value of Plan Shares at a future date above a specified price (the Option Price) are given to Employees, subject to any conditions imposed under these Rules.

1.3.	The objectives of the Plan are:
•	to provide, through the grant of Options, a method for selected Employees to be rewarded from the increase in value of ordinary shares of the Company on favourable terms; and, thereby

•	to provide an incentive to individuals to achieve the overall financial objectives of the Company and long term growth in shareholder value.
1.4.	The Plan will be operated under the control of the Compensation Committee in accordance with the framework approved by the Board.

Performance Condition

1.5.	Unless otherwise approved by the Board, the exercise of all Options granted under the Plan shall be conditional on the achievement of performance objectives as approved by the Board from time to time and stated in a Participant’s Option Letter. The performance objectives attached to the exercise of a particular Option shall only be capable of amendment, variation or waiver if the Compensation Committee considers this to be necessary, subject to such change being a fairer measure of performance and no more or less difficult to satisfy than the original objective.

Plan Term

1.6.	The Plan will come into operation with effect from 14 June, 2002 and will continue until 14 June 2012, the tenth anniversary of its Adoption Date, or such earlier date as the Board decides in its absolute discretion.

1.7.	No Option shall be granted under this Plan more than 10 years after the Adoption Date.

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1.8.	Participants under the Plan will be those Employees approved by the Compensation Committee providing that the total number of Participants at any time will not significantly exceed the approximate number of Participants previously approved by the Board.

Limits on an Employee’s participation

1.9.	In order to ensure that participation under the Plan will offer reasonable rewards, the provisions of Rules 1.10 to 1.13 below will apply.

1.10.	An Option may only be granted to an employee if the Market Value of the Plan Shares it covers, when added to the Market Value of any Plan Shares covered by Options which the Employee has not exercised, is not more than four times the Employee’s base pay rate at that time.

1.11.	At the date of grant the Option Value of an Option granted to an Employee may not exceed such value as is set by the Board from time to time.

1.12.	Any Option grant which would exceed the limits determined above shall be adjusted so that the number of Plan Shares placed under Option is within the limits.

1.13.	Only one grant of Options may be made to any Employee in any Financial Year.

Restrictions on Options

1.14.	Except in the event of death an Option-holder’s rights under an Option may not be transferred, assigned or charged.

Rights to exercise Options

1.15.	Unless provided otherwise in these Rules, an Option may only be exercised by an Option-holder who is an Employee and shall not be exercised before its third anniversary of grant or before any additional conditions or limitations as provided for at Rule 2.5 have been fulfilled. It may then be exercised partially or completely at any time except during a Proscribed Period (except with the agreement of the Compensation Committee) up to the date it lapses according to the Option Letter, which cannot be later than 10 years from its Date of Grant.

1.16.	The legal personal representative(s) of an Option-holder may exercise his Option partially or completely within 12 months of his death.

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1.17.	An Option-holder may exercise an Option early:
•	within three months of his transfer to work for the Group in another country and the Compensation Committee is satisfied he will suffer a disadvantage. To the extent that the Option remains unexercised after three months it will only be exercisable at such other time as is provided under these Rules;

•	within six months of his ceasing to be an Employee because of injury, ill-health, disability, Redundancy or retirement either at normal retirement date or earlier with the consent of his employing company;

•	within six months if his employing company or unit exits the Group; and

•	within six months if Control of the Company passes to another person following a Takeover Offer. To the extent that the Option remains unexercised after six months of Control of the Company passing to another person following a Takeover Offer it will lapse.
1.18.	If an Option is exercised early under Rules 1.16 and 1.17, then the number of Plan Shares that will be used to calculate the amount payable will depend on:
•	the time elapsed between the Date of Grant and the date of exercise

•	the achievement of the performance condition measured at that time.
1.19.	If an Option-holder gives notice to terminate his employment by the Group, other than for injury, ill-health, disability or retirement, all his Options shall cease to be exercisable and shall lapse.

1.20.	If an Option-holder is given notice terminating his employment with the Group, other than for Redundancy or the exit of his employing company or unit from the Group, all his Options shall cease to be exercisable and shall immediately lapse.

Rights of Employees

1.21.	The grant of an Option does not form part of the Employee’s entitlement to remuneration or benefits under his contract of employment.

1.22.	The existence of a contract of employment between an Employee and any company in the Group gives no right or entitlement to an Employee to have an Option granted to him.

1.23.	The rights and obligations of an Option-holder under the terms and conditions of his employment shall not be affected by his participation in the Plan.

1.24.	Any individual who accepts the grant of an Option agrees that the termination of his employment within the Group will not give any rights to compensation or damages for the forfeiture or diminution of value of that Option.

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2.	Part II — Operation and Administration
Administration of the Plan

2.1.	The Plan shall be administered by Corporate Human Resources under the control of the Compensation Committee.

Timing of Grant

2.2.	An Option may be granted:
•	either coincidental with or at any time within the period of 28 days immediately after the date on which commencement of this Plan is approved by the Compensation Committee; and thereafter

•	at any time within the period of 28 days immediately after the announcement to the Oslo Stock Exchange of the Company’s preliminary annual results; and

•	at any other time within a period of 28 days after an occurrence which the Compensation Committee considers justifies the grant.
2.3.	No Option shall be granted to any Employee if the Date of Grant is less than two years before his normal retirement date.

Option Letter
2.4.	The Company shall issue a letter to each Employee to whom it has granted an Option as evidence of that grant. The letter shall specify the Date of Grant, the number of Plan Shares covered by the Option, the Option Price, the Performance Condition and any additional conditions or limitations imposed on exercise, as provided for in Rule 2.5.

Additional Conditions
2.5.	The Compensation Committee when granting an Option may in its absolute discretion impose any additional conditions and limitations upon the exercise of such Option. The additional conditions and limitations shall:
•	be objective, specified at the Date of Grant and set out in full in, or given with, the Option Letter;

•	once satisfied, not be dependent upon the further discretion of any person; and

June 2002

•	only be capable of amendment, variation or waiver if a change in circumstances causes the Compensation Committee to consider that a waived, varied or amended condition would be as fair and would be no more or less difficult to satisfy.
2.6.	Where such additional conditions or limitations have been imposed and have ceased to be capable of being satisfied or being satisfied in full that Option shall lapse in whole or in part as the case may be.

Acceptance or Renunciation of Options
2.7.	An Employee granted an Option must accept or renounce it within the date specified in the Option Letter. Acceptance shall constitute the agreement of the Employee to the terms under which the Option is granted. Renunciation shall mean that the Option shall be treated as not granted. Failure to return a signed copy of the Option Letter in time will cause the Option to lapse.

Variation of Capital and Adjustment of Options
2.8.	In the event of any variation of the capital of the Company, the number of Plan Shares covered by an Option and/or the Option Price may be adjusted (including retrospective adjustments where appropriate) in such manner as the Compensation Committee considers to be fair and reasonable. No adjustment shall be made which would cause the Option Price to be less than the nominal value of that Plan Share.

2.9.	Notice of any adjustment shall be given to those Option-holders affected by the adjustment.

Exercise of Options

2.10.	An Option-holder can exercise his Option, or part thereof, by giving a notice of exercise in writing to the Company at the Company’s registered office.

2.11.	The notice shall specify the number of Plan Shares in respect of which the Option is being exercised.

2.12.	A notice of exercise shall take effect upon receipt of the notice. The Company shall then calculate the aggregate Market Value of the relevant number of Plan Shares as at the date of exercise and pay to the Participant the difference between that value and the aggregate Option Price of the relevant Plan Shares at the Date of Grant in the next available payroll.

2.13.	The Participant will be required to purchase shares of the Company for the net of tax benefit until he has built up a holding of shares in the Company in accordance with the Company’s Share Ownership Requirements from time to time.

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Deductions

2.14.	Participants will be responsible personally for any tax or employee social security contributions arising on the grant or exercise of their Options under this Plan. If a Participant incurs tax or employee social security contributions at the time of the grant of an Option but subsequently also incurs such liabilities on the exercise of that Option consequent on his being transferred across jurisdictions by the Group, the Company will reimburse the lesser of the amount of such liabilities incurred at the time of grant or exercise.

2.15.	If the Company is liable under any statute or regulation to withhold or otherwise to account to any authority for any tax or social security liability of the Option-holder in respect of an Option, the Compensation Committee may impose such conditions on the exercise of the Option as are necessary to ensure that the Company is able to meet such liabilities. The Option-holder may enter into arrangements acceptable to the Company to secure that cash funds are available to meet any such liabilities.

Amendments

2.16.	The Compensation Committee may from time to time amend any of the Rules, providing that any amendment is consistent with the provisions of the framework for the Plan approved by the Board from time to time.

2.17.	No change shall be made to the Plan if it would have the effect of nullifying or changing to their detriment any of the subsisting rights of Option holders, except with their consent.

2.18.	The Compensation Committee shall have the power to make or vary regulations for the administration of this Plan and to amend the terms or impose further conditions on the grant and exercise of Options to take account of overseas taxation, and securities or exchange control laws. Such regulations, terms and conditions shall not be inconsistent with the provisions of this Plan.

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Termination

2.19.	Notwithstanding the provision contained in Rule 1.6 the Board may at any time resolve that no further Options be granted under this Plan, but in all other respects the provisions of this Plan should remain in full force and effect.

Definitions

2.20.	Any questions or disputes regarding the operation of the Plan, interpretation of the Rules or any other issues pertaining to the operation of the Plan will be determined by the Compensation Committee whose decision will be final and binding. A glossary of definitions is set out in Part III.

Governing Law

2.21.	The Plan shall be governed by and construed in accordance with Norwegian Law and all disputes shall be referred for resolution to the courts of Norway.

June 2002

3.	Part III — Definitions
The following words and expressions have the following meanings

Adoption Date	The date on which this Plan is adopted by the Compensation Committee.

Board	The board of directors of the Company.

Compensation Committee	A sub-committee of the Board, made up of non-executive directors, to which the Board has delegated operational responsibility for the Plan.

the Company	Norsk Hydro ASA.

Control	Means the power of a person to secure that the affairs of another person are conducted in accordance with the wishes of the former person.

Date of Grant	The date on which an Option is granted to an Employee.

Employee	An employee or a director of the Group who is not within two years of retirement.

Financial Year	The 12 months from 1 January to 31 December.

Group	The Company and its Subsidiaries from time to time and the expression “member of the Group” shall be construed accordingly.

Market Value	In the case of Plan Shares underlying an Option under this Plan Market Value means the average of the closing price of a Plan Share on the Oslo Stock Exchange on the five dealing days immediately preceding the Date of Grant or the date of exercise (as the context requires).

Option	A right, to receive the increase in value of Plan Shares at a future date above a specified price (the Option Price), granted to an Employee under the provisions of this Plan.

Option-holder	Any person who holds an Option or (where the context admits) his legal personal representative(s).

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Option Letter	A letter issued to an Employee by the Chief Executive Officer or a person to whom he delegates this responsibility and in the case of the Chief Executive Officer by the Chairman of the Board detailing the grant and terms of the Option.

Option Price	The price per Plan Share determined by the Compensation Committee, being a price which shall not be less than the greater of:
(a) the nominal value of a Plan Share, and
(b) the Market Value of a Plan Share.

Option Value	The value of an Option calculated by any one of the Option Valuation Methodologies as determined by the Compensation Committee.

Ordinary Share Capital	The ordinary share capital of the Company.

Participant	An Employee or former Employee who is an Option-holder under the terms of this Plan.

Proscribed Period	Any period as defined by the Compensation Committee preceding the announcement of the Company’s annual or interim results to the Oslo Stock Exchange or any other time at which dealing in Plan Shares by an Option-holder would be proscribed due to the existence of unpublished price sensitive information.

the Rules	The rules for the time being governing this Plan.

this Plan	The Norsk Hydro Executive Share Option Plan in its present form or as from time to time amended in accordance with the provisions hereof.

Plan Shares	Fully paid ordinary shares in the capital of the Company or American Depository Receipts (ADRs) representing ordinary shares in the United States of America.

Redundancy	The termination of employment as a result of a reorganisation or the disposal of part of Norsk Hydro’s business or a reallocation or reorganisation of work or work practices so that the duties for which the Eligible Employee has been employed are no longer required.

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Share Ownership Requirements	The requirements for Participants to own shares in the Company in accordance with any requirement, as set out in the Option Letter.

Subsidiary	A company which is a subsidiary of the Company.

Takeover Offer	In relation to the Company, means a general offer to acquire the whole of the issued Ordinary Share Capital, other than shares already owned by the offeror or persons acting with the offeror, which, if accepted, means that the person making the offer will have Control of the Company.
Words or expressions used in this Plan shall where appropriate:
(i)	when denoting the masculine gender include the feminine and vice versa;
(ii)	when denoting the singular include the plural and vice versa.
Where under any of the provisions of these Rules it is provided that an Option shall lapse, that Option shall cease to be exercisable thereafter notwithstanding any other provision of these Rules.

June 2002